Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

December 14, 2011	For more information:
Gregory W. Kleffner
FOR IMMEDIATE RELEASE	EVP, Chief Financial Officer
(904) 346-1500
investorrelations@steinmart.com

STEIN MART, INC. RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced that on December 12, 2011 it received the expected letter from NASDAQ stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because, as disclosed in the Company’s press release dated December 8, 2011, it did not timely file its Quarterly Report on Form 10-Q for the third quarter ended October 29, 2011. As is standard, the NASDAQ letter stated that the Company has 60 days to submit a plan to regain compliance. The notification of non-compliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

As previously reported by the Company, the filing of the Form 10-Q was delayed due to an information technology system issue which understated permanent markdowns. The Company intends to file its Form 10-Q upon finalizing its third quarter results, well within the 60 day required period. When that filing is made the Company will regain compliance with the NASDAQ listing rules.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com